UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)  July 26, 2011

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 6th Floor, New York, New York		10038
Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

Endorsement No. 1 to Amended and Restated Quota Share Reinsurance Agreement

On September 17, 2007, pursuant to the First Amendment to Master Agreement between AmTrust Financial Services, Inc. (the “Company”) and Maiden Holdings, Ltd. (“Maiden”), the parties caused the Company’s Bermuda subsidiary, AmTrust International Insurance, Ltd. (“AII”) and Maiden Insurance Company Ltd. (“Maiden Insurance”) to enter into a quota share reinsurance agreement (the “Maiden Quota Share”), by which AII retrocedes to Maiden Insurance an amount equal to 40% of the premium written by the Company’s U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated inuring reinsurance (and in the case of the Company’s U.K. insurance subsidiary, AmTrust Europe Ltd. (“AEL”), net of commissions) and 40% of losses with respect to the lines of business (workers’ compensation, extended warranty and specialty risk and specialty program business for commercial property and casualty risks, including general liability, commercial property, commercial automobile liability and auto physical damage, but excluding certain specialty risk programs that the Company commenced writing after the effective date and risks, other than workers’ compensation risks and certain business written by the Company’s Irish subsidiary, AmTrust International Underwriters Limited (“AIUL”), for which the AmTrust Ceding Insurers’ net retention exceeds $5,000,000) then being written by the Company (the “Covered Business”).  In addition, the Maiden Quota Share requires that Maiden Insurance provide to AII sufficient collateral to secure its proportionate share of AII’s obligations to the Company’s U.S. insurance company subsidiaries. AII is required to return to Maiden Insurance any assets of Maiden Insurance in excess of the amount required to secure its proportionate share of AII’s collateral requirements, subject to certain deductions.

The existing terms of the Maiden Quota Share provide that AII receives a ceding commission of 31% of ceded written premiums with respect to all Covered Business and 34.375% for retail commercial package business, which the Company began writing in 2008.  From the inception of the Maiden Quota Share during the third quarter of 2007 through the end of 2008, workers’ compensation and commercial property and casualty program business made up 59.5% of the Covered Business, while specialty risk and extended warranty made up 40.5%.  As of March 31, 2011, specialty risk and extended warranty business, which generally has lower policy acquisition expenses than workers’ compensation and commercial property and casualty program business, constituted 49.8% of the Covered Business, while workers’ compensation and commercial property and casualty program business constituted 50.2% of the Covered Business.  Therefore, the parties agreed to adjust the ceding commission to reflect the change in the Covered Business and the effect on the Company’s expenses, effective April 1, 2011, subject to approval of the Company’s and Maiden’s respective Audit Committees.

On July 26, 2011, after receipt of approval from each of the Company’s and Maiden’s Audit Committee, the Company and Maiden executed the amendment to the Maiden Quota Share effective April 1, 2011.  From April 1, 2011 through December 31, 2011, AII will receive a ceding commission of 30% of ceded written premiums with respect to all Covered Business.  Commencing January 1, 2012, the ceding commission, excluding the retail package business ceding commission (which remains at 34.375%), will be adjusted to (a) 30%, if Specialty Risk and Extended Warranty subject premium, excluding ceded premium related to our medical liability business discussed below, is greater than or equal to 42% of the total subject premium, (b) 30.5%, if the Specialty Risk and Extended Warranty subject premium is less than 42% but greater than or equal to 38%, or (c) 31%, if the Specialty Risk and Extended Warranty subject premium is less than 38% of the total subject premium.  In addition, the parties agreed to extend the term of the Maiden Quota Share to June 30, 2014 and for Maiden Insurance to continue to provide AII with sufficient collateral to secure its proportionate share of AII’s obligations under the Maiden Quota Share with respect to business written by the Company’s insurance company subsidiaries (foreign and domestic).

Quota Share Reinsurance Agreement for European Medical Liability business

The Company, through its subsidiaries AEL and AIUL, entered into a separate reinsurance agreement with Maiden Insurance by which AEL and AIUL cede 40% of their European medical liability business, including business in force at April 1, 2011, to Maiden Insurance (the “European Medical Liability Quota Share”). This quota share has an initial term of one year, effective April 1, 2011, and can be terminated at April 1, 2012 or any April 1 thereafter by either party on four months’ notice.  Maiden Insurance pays AEL and AIUL a 5% ceding commission, and AEL and AIUL will earn a profit commission of 50% of the amount by which the ceded loss ratio is lower than 65%. In addition, Maiden Insurance pays the Company’s subsidiary, AII Reinsurance Broker, Ltd., brokerage fees in the amount of 1.25% of net premiums ceded.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc. (Registrant)

Date July 27, 2011	By:	/s/ Stephen Ungar
Stephen Ungar
General Counsel and Secretary